Exhibit 99.1

Brunswick Corporation • 26125 N. Riverwoods Blvd., Mettawa, IL 60045 Telephone 847.735.4700 • Facsimile 847.735.4750 www.brunswick.com

Brunswick Concludes Divestiture of Fitness Business,
Completing Transition to Marine Focus

METTAWA, Ill. June 27, 2019 – Brunswick Corporation (NYSE: BC) today announced that it has completed the previously announced sale of its Fitness business to KPS Capital Partners, LP, a private investment firm, in an all-cash transaction for approximately $490 million.

“With the sale of the Fitness business, Brunswick’s focus is now solely on its unique and formidable marine platform,” Brunswick Chief Executive Officer David M. Foulkes said.  “Our impressive stable of recognized and respected brands across marine engines, parts and accessories, boats and marine services is uniquely positioned in growing and emerging market segments.  Brunswick is well positioned as the leader in the marine industry, and we are excited about our clarity of purpose and the bright future ahead of us.  The closing of this transaction also enables us to advance our previously discussed capital strategy objectives, including re-engaging in share repurchases upon the opening of the trading window subsequent to our second quarter earnings announcement.”

Brunswick had more than $4 billion annual revenue from its marine products and services in 2018.

Citi served as the exclusive financial advisor and Cravath, Swaine & Moore LLP served as legal counsel to Brunswick on the transaction.

Forward-Looking Statement
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations, estimates, and projections about Brunswick’s business and by their nature address matters that are, to different degrees, uncertain. Words such as “may,” “could,” “expect,” “intend,” “target,” “plan,” “seek,” “estimate,” “believe,” “predict,” “outlook,” and similar expressions are

Brunswick Corporation
June 27, 2019

intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: the effect of adverse general economic conditions, including the amount of disposable income consumers have available for discretionary spending, tight consumer credit markets, and the level of consumer confidence on the demand for our products and services; our ability to successfully implement our strategic plan and growth initiatives; our ability to integrate acquisitions, including the Global Marine & Mobile Business of Power Products; having to record an impairment to the value of goodwill and other assets; changes to U.S. trade policy and tariffs; the inability to identify and complete targeted acquisitions; the risk that strategic divestitures, including the Fitness sale, may not provide business benefits; the potential for disruption to our business in connection with the Fitness sale or Power Products acquisition, making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred in connection with these transactions; the possibility that the expected synergies and value creation from these transactions will not be realized or will not be realized within the expected time period; negative currency trends, including shifts in exchange rates; fiscal policy concerns; adequate financing access for dealers and customers and our ability to access capital and credit markets; maintaining effective distribution; adverse economic, credit, and capital market conditions; loss of key customers; attracting and retaining skilled labor and implementing succession plans for key leadership; inventory reductions by dealers, retailers, or independent boat builders; requirements for us to repurchase inventory; actual or anticipated increases in costs, disruptions of supply, or defects in raw materials, parts, or components we purchase from third parties, including as a result of new tariffs on raw materials, increased demand for shipping carriers, and transportation disruptions; higher energy and fuel costs; our ability to protect our brands and intellectual property; absorbing fixed costs in production; managing our manufacturing footprint; outages, breaches, or other cybersecurity events regarding our technology systems, which could result in lost or stolen information and associated remediation costs; our ability to meet pension funding obligations; managing our share repurchases; competitive pricing pressures; our ability to develop new and innovative products and services at a competitive price, in legal compliance with existing rules; maintaining product quality and service standards; product liability, warranty, and other claims risks; legal and regulatory compliance, including increased costs, fines, and reputational risks; changes in income tax legislation or enforcement; certain divisive shareholder activist actions; joint ventures that do not operate solely for our benefit; international business risks; and weather and catastrophic event risks.

Additional risk factors are included in the Company’s Annual Report on Form 10-K for 2018.  Forward-looking statements speak only as of the date on which they are made, and Brunswick does not undertake any obligation to update them to reflect events

Brunswick Corporation
June 27, 2019

or circumstances after the date of this news release or for changes by wire services or Internet service providers.

About Brunswick
Headquartered in Mettawa, Ill., Brunswick Corporation’s leading consumer brands include Mercury Marine outboard engines; Mercury MerCruiser sterndrive and inboard packages; Mercury global parts and accessories including propellers and SmartCraft electronics; Power Products Integrated Solutions; MotorGuide trolling motors; Attwood, Garelick, and Whale marine parts; Land ‘N’ Sea, BLA, Payne’s Marine, Kellogg Marine, and Lankhorst Taselaar marine parts distribution; Mercury and Quicksilver parts and oils; Bayliner, Boston Whaler, Crestliner, Cypress Cay, Harris, Lowe, Lund, Princecraft, Quicksilver, Rayglass, Sea Ray, Thunder Jet and Uttern boats; Boating Services Network, Freedom Boat Club, NAUTIC-ON, OnBoard Boating Club and Rentals. For more information, visit https://www.brunswick.com.

Contact:
Dan Kubera
Director – Media Relations and Corporate Communications
daniel.kubera@brunswick.com
847-735-4617